VALUED ADVISERS TRUST

AMENDED EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of June 1, 2025 by and between Valued Advisers Trust, a Delaware statutory trust (the “Trust”), on behalf of one or more of its series portfolios as set forth on Schedule A, (each a “Fund”), and Belmont Capital, LLC dba Belmont Capital Group (the “Adviser”), a California limited liability company.

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust (“Trust Instrument”), dated June 13, 2008, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type; and

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Investment Advisory Agreement dated March 15, 2018 (“Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have entered into this Agreement, in order to maintain the Fund’s expense ratios within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       EXPENSE LIMITATION.

(a)	Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding (i) interest, (ii) taxes, (iii) brokerage commissions, (iv) other expenditures which are capitalized in accordance with generally accepted accounting principles, (v) other extraordinary expenses not incurred in the ordinary course of the Fund’s business, (vi) dividend expense on short sales, and (vii) expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act), incurred by the Fund in any fiscal year (“Fund Operating Expenses”), that exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. In determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/service arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees reimbursed to the Fund relating to brokerage/services arrangements shall not be taken into account in determining the Fund Operating Expenses so as to benefit the Adviser. Finally, the Operating Expense Limit described in this Agreement excludes any “acquired fund fees and expenses” as that term is described in the prospectus of the Fund.

(b)	Operating Expense Limit. The Fund’s maximum operating expense limits (each an “Operating Expense Limit”) in any year shall be that percentage of the average daily net assets of the Fund as set forth on Schedule A attached hereto and incorporated by this reference.

(c)	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month

1	Expense Limitation Agreement

exceeds the Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d)	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

(a)	Reimbursement. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in the three years following the date the particular expense payment occurred, but only if such reimbursement can be achieved without exceeding the applicable Operating Expense Limit in effect at the time of the expense payment or the reimbursement (the “Reimbursement Amount”).
(b)	Method of Computation. To determine a Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.
(c)	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

(d)	Limitation of Liability. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Trust’s directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.       TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

This Agreement with respect to the Fund shall continue in effect until the expiration date set forth on Schedule A (the “Initial Term”). The Agreement shall continue in effect for successive twelve-month periods after the Initial Term (a “Subsequent Term”) provided that such continuance is specifically approved at least annually by the Adviser. With regard to the Operating Expense Limits, the Trust’s Board of Trustees and the Adviser may terminate or modify this Agreement

2	Expense Limitation Agreement

prior to the end of the Initial Term or any Subsequent Term only by mutual written consent. This Agreement shall terminate automatically upon the termination of the Advisory Agreement; provided, however, that the obligation of the Trust to reimburse the Adviser with respect to a Fund shall survive the termination of this Agreement unless the Trust and the Adviser agree otherwise.

4.       MISCELLANEOUS.

(a)	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

(c)	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

Signature Page to Follow

3	Expense Limitation Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

VALUED ADVISERS TRUST

      /s/ Carol J. Highsmith

Signature

    Vice President and Secretary

Title

BELMONT CAPITAL, LLC

dba BELMONT CAPITAL GROUP

      /s/ Daniel Beckwith

Signature

      Managing Partner

Title

4	Expense Limitation Agreement

Schedule A

to the

Amended Expense Limitation Agreement

between

Valued Advisers Trust (the "Trust")

and

Belmont Capital, LLC dba Belmont Capital Group (the "Adviser")

Dated as of June 1, 2025

Fund	Operating Expense Limit	Effective Date	Expiration Date

Belmont Theta Income Fund	1.99%	*	May 31, 2020
	1.99%	June 1, 2020	May 31, 2021
	1.99%	June 1, 2021	May 31, 2022
	1.99%	June 1, 2022	May 31, 2023
	1.99%	June 1, 2023	May 31, 2024
	1.99%	June 1, 2024	May 31, 2025
	1.99%	June 1, 2025	May 31, 2026

*	The Effective Date of the Operating Expense Limit for each Fund shall be the date on which the registration statement containing the Fund’s prospectus and statement of additional information is declared effective.

5	Expense Limitation Agreement